Exhibit 3.1

CERTIFICATE OF CORRECTION

OF THE

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

POLAR POWER, INC.

Pursuant to Section 103(f) of the

General Corporation Law of the State of Delaware

Polar Power, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Polar Power, Inc.

SECOND: That a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Corporation (the “Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on July 10, 2026, and that said Certificate of Designation requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

THIRD: The inaccuracy of said certificate to be corrected is the Securities Purchase Agreement date listed in the Certificate of Designation, which was incorrect due to a clerical error that prevented the agreement from being executed until a later date. As filed, the “RESOLVED” section reads in its entirety as follows:

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock of the Corporation be, and hereby is authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the designation of 25,000 shares of “Series A Convertible Preferred Stock” and 1,945 of which shall be issued pursuant to the terms of the Securities Purchase Agreement, dated as of July 10, 2026, by and among the Corporation and the initial Holder (as defined below) (the “Purchase Agreement”) and (iii) the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:

FOURTH: The “RESOLVED” section of the Certificate of Designation is hereby corrected to read in its entirety as follows:

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock of the Corporation be, and hereby is authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the designation of 25,000 shares of “Series A Convertible Preferred Stock” and 1,945 of which shall be issued pursuant to the terms of the Securities Purchase Agreement, dated as of July 21, 2026, by and among the Corporation and the initial Holder (as defined below) (the “Purchase Agreement”) and (iii) the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:

FIFTH: The inaccuracy in the Certificate of Designation to be corrected is in the definition of “Market Conversion Price” set forth in Section 1 thereof. As filed, such definition contains a manifest drafting error in that it anchors the seven consecutive Trading Day VWAP measurement period to “the lowest of the share price as of” three specified dates, which resolves to a price rather than a date and does not reflect the agreement of the parties. As filed, the definition reads in its entirety as follows:

“Market Conversion Price” means 90% of the lowest VWAP for the seven consecutive Trading Days immediately preceding the lowest of the share price as of (a) the Closing Date, (b) the date on which the Registration Statement on Form S-1 registering the resale of the Conversion Shares is declared effective by the Commission (the “S-1 Effective Date”), and (c) the date on which the Requisite Stockholder Approval is obtained, but not less than the Floor Price, as adjusted pursuant to Section 7(f).

SIXTH: The definition of “Market Conversion Price” in Section 1 of the Certificate of Designation is hereby corrected to read in its entirety as follows:

“Market Conversion Price” means 90% of the lowest VWAP for the seven consecutive Trading Days immediately preceding the applicable Conversion Notice Date, but not less than the Floor Price, as adjusted pursuant to Section 7(f).

SEVENTH: In accordance with Section 103(f) of the General Corporation Law of the State of Delaware, the Certificate of Designation, as corrected hereby, is deemed to have been corrected as of July 21, 2026, the date the Certificate of Designation was originally filed, except as to those persons who are substantially and adversely affected by the correction and, as to those persons, the Certificate of Designation as corrected is effective from the date of filing of this Certificate of Correction.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed by its duly authorized officer this 24th day of July, 2026.

POLAR POWER, INC.

By:	/s/ Arthur D. Sams
Name:	Arthur D. Sams
Title:	President and Chief Executive Officer